File No. 28-1184


UMB STOCK FUND, INC.


UMB Bank, n.a., investment counsel with shared investment discretion, has filed Form 13F on behalf of the issuer, UMB Stock Fund, Inc. Jones & Babson, Inc., investment manager, employs UMB Bank, n.a. as its investment counsel to assist it in the investment advisory function.